OFFER TO PURCHASE FOR CASH

                                      by

                                DESIGNS, INC.

                  Up to 1,500,000 Shares of its Common Stock at a Purchase Price not Greater than $3.00 nor Less Than $2.20 Per Share


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 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
 EASTERN TIME, ON THURSDAY, DECEMBER 14, 2000, UNLESS THE OFFER IS EXTENDED.
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                                                             November 14, 2000

To Brokers, Dealers, Commercial Banks,
      Trust Companies and Other Nominees:

      Designs, Inc., a Delaware corporation, has appointed us to act as the information agent in connection with its offer to purchase shares of its common stock, par value $0.01 per share. The offer is for the purchase of up to 1,500,000 shares at a price not greater than $3.00 nor less than $2.20 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares.

      Designs, Inc. will determine the lowest Purchase Price that will allow it to buy 1,500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the offer will be acquired at the same Purchase Price.

      Designs, Inc.'s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer.

      Only shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the Purchase Price will not be purchased if more than the number of shares Designs, Inc. seeks are properly tendered. Shares tendered at prices in excess of the Purchase Price that is determined by Designs, Inc. and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the Expiration Date.

      Designs, Inc. reserves the right, in its sole discretion, to purchase more than 1,500,000 shares pursuant to the offer, up to a maximum of 1,000,000 additional shares.

      The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions.

      If at the expiration of the offer more than 1,500,000 shares, or any greater number of shares as Designs, Inc. may elect to purchase, are properly tendered at or below the Purchase Price and not properly withdrawn, Designs, Inc. will buy shares first from any person (an "odd lot holder") who owned beneficially or of record an aggregate of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on a Notice of Guaranteed Delivery, who properly tender all their shares at or below the Purchase Price, and then on a pro rata basis from all other stockholders who properly tender shares at prices at or below the Purchase Price, subject to the conditional tender provisions.

      For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

      1.    The Offer to Purchase dated November 14, 2000.

      2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9. Facsimile copies of the Letter of Transmittal, with manual signatures, may be used to tender shares.

      3. The Notice of Guaranteed Delivery to be used to accept the offer and tender shares pursuant to the offer if none of the procedures for tendering shares described in the Offer to Purchase can be completed on a timely basis.

      4. A printed form of letter, which you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients' instructions with regard to the offer.

      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      6. A return envelope addressed to Equiserve Trust Company, as Depositary for the offer.

      Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the offer, proration period and withdrawal rights will expire on 5:00 p.m., Eastern time, on December 14, 2000, unless the offer is extended.

      Holders of shares whose certificate(s) for the shares are not immediately available or who cannot deliver the certificate(s) and all other required documents to the Depositary, or complete the procedures for book-entry transfer, before the Expiration Date must tender their shares according to the procedure for guaranteed delivery described in Section 3 of the Offer to Purchase.

      Neither Designs, Inc. nor any officer, director, stockholder, agent or other representative of Designs, Inc. will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. Designs, Inc. will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients whose shares are held by you as a nominee or in a fiduciary capacity. Designs, Inc. will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Letter of Transmittal.

      Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the offer should be addressed to D.F. King & Co., Inc., as Information Agent, at (212) 269-5550 (collect) or (800) 755-7520 (toll free).

                                    Very truly yours,


                                    D.F. KING & CO.


      NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF DESIGNS, INC., THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.